Exhibit 10.6

Letter of Intent for Cooperation

Party A (Buyer): Xiamen Suxiang Technology Co., Ltd.

Party B (Supplier): [Redacted]

In view of Party A’s demand for [UV-curable ink] and [full color 3D printers] and Party B’s ability to provide such materials, both parties have reached the following agreement through friendly negotiation on the basis of equality, voluntariness, fairness and good faith:

I. Establishment of the Company

Both parties agree that Party A will purchase [UV-curable ink] and [full color 3D printers] from Party B.

II. Term

The term of the Agreement is from [July 01, 2024] to [June 30, 2027].

III. Procurement Requirements

1.	Multi-color UV-curable ink, including but not limited to transparent, magenta, white, cyan, yellow and black;

2.	The compositions include acrylate monomers and oligomers, which may solidify quickly after irradiation by ultraviolet light.

3.	The UV-curable ink shall be fully compatible with Party A’s current full color 3D printers and meet Party A’s requirements for color, material hardness, flexibility, compactness, etc.

4.	The full color 3D printers can meet the needs for portrait printing.

IV. Order and Delivery

1.	Party A will issue a purchase order to Party B according to its actual demand. The purchase order shall contain the specific specifications, consumption and other information of the required materials;

2.	After receiving Party A’s purchase order, Party B will produce and stock up, and deliver goods according to Party A’s demand;

V. Price and Payment Method

1.	The unit price of the [UV-curable ink] provided by Party B for Party A shall not be higher than RMB [0.4]/g (tax-inclusive);

2.	The unit price of the [full color 3D printers] provided by Party B for Party A shall not be higher than RMB [400,000]/set (tax-inclusive).

3.	Party A and Party B shall perform account reconciliation on a monthly basis. After confirmation by both parties, Party A shall fully settle the purchase price of the preceding month on the 15th day of each month.

VI. Quality and Qualification

1.	Party B warrants that the goods provided meet the requirements of Party A hereunder. Otherwise, Party B shall be responsible for exchanging or returning the goods. All expenses and losses incurred therefrom shall be borne by Party B.

2.	Party B shall take the initiative to apply for relevant qualifications, material test reports, etc. required for its production and operation.

VII. Miscellaneous

1.	If Party B fails to supply the goods in accordance with Party A’s purchase order, Party A shall have the right to terminate the Contract and require Party B to refund the advance payment and the payment for the goods that have been made.

2.	Party B shall provide Party A with the materials and equipment quoted hereunder only for Party A’s production. For the equipment and materials to be sold through Party A’s channels in the future, Party A and Party B will negotiate separately to jointly maintain a market price system.

3.	Both Party A and Party B shall abide by their commitments and shall not disclose their cooperation information to a third party. Any disclosure required may be made only after an agreement is reached between both parties upon negotiation.

VIII. Confidentiality

Both parties agree to keep confidential the other party’s trade secrets and confidential information obtained in the process of cooperation, and shall not disclose them to any third party.

IX. Dispute Resolution

Any dispute between the parties shall first be resolved through friendly negotiation. If the negotiation fails, a lawsuit may be filed with the people’s court of the place where Party A is located.

X. Miscellaneous

The Agreement is made in duplicate, with each party holding one copy respectively, and both copies shall have the same legal effect

[The remainder of this page is intentionally left blank for signing]

Party A: Xiamen Suxiang Technology Co., Ltd.	Party B: [Redacted]

(Seal) Xiamen Suxiang Technology Co., Ltd.	(Seal)
Date of Signing: July 1, 2024	Date of Signing: July 1, 2024